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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         VIRTUAL TECHNOLOGY CORPORATION
             (Exact name of Registrant as Specified in its Charter)

                                    MINNESOTA
                            (State of Incorporation)

                               IRS EIN #41-1639011
                     (I.R.S. Employer Identification Number)

                               6690 SHADY OAK ROAD
                          EDEN PRAIRIE, MINNESOTA 55344
                                 (952) 259-4700
                   (Address, including zip code and telephone
             number, including area code, or registrant's principal
                               executive offices)

                              2000 CONSULTING PLANS
                            (Full Title of the Plan)

           GREGORY A. APPELHOF, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         VIRTUAL TECHNOLOGY CORPORATION
                               6690 SHADY OAK ROAD
                          EDEN PRAIRIE, MINNESOTA 55344
                                 (952) 259-4700
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

                              Amount           Proposed maximum        Proposed maximum
Title of securities to         to be            offering price             aggregate             Amount of
    be registered           registered             per unit             offering price        registration fee
----------------------      ----------         ----------------        ----------------       ----------------
    Common Stock,            1,750,000              $0.25                  $437,500                $116.00
    $.001 par value



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                                     PART II

ITEM 3.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

(a)      (i)   The Form 10-K of Virtual Technology Corporation, filed with the
               SEC on May 16, 2000.
         (ii)  The Form 10-SB of Virtual Technology Corporation, filed with the
               SEC on February 12, 1999.

(b) All reports and other documents filed by us since the end of the fiscal year covered by the Form 10-K filed May 16, 2000 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

(c) Form of Common Stock Certificate (see Exhibit 3(a) for the Form 10-SB of Virtual Technology Corporation, filed February 12, 1999).

     We are authorized to issue 100,000,000 shares, par value $0.001, of undesignated capital stock. Until otherwise designated by our Board of Directors, all authorized shares are deemed to be common stock. As of June 30, 2000, we had 38,031,054 shares of common stock outstanding.

Common Stock

     Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders. Stockholders do not have cumulative voting rights. The absence of cumulative voting rights means that the holders of a majority of the outstanding shares of common stock can elect all the directors then standing for election.

     Subject to the rights and preferences of any preferred stock, each share of common stock has an equal and ratable right to receive dividends legally declared by our Board of Directors, out of any funds legally available for the payment thereof. In the event of our liquidation, dissolution or winding up, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding preferred stock, if any, of amounts to which they may be preferentially entitled, holders of the common stock are entitled to share ratably, on a per share basis, in the assets available for distribution to the stockholders.

     Holders of common stock are not entitled to conversion or preemptive rights. All outstanding shares of common stock are fully paid and nonassessable.



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Undesignated Stock

     Our Board of Directors generally can issue shares of capital stock without stockholder approval. The Board of Directors is authorized to establish the rights, preferences and limitations of this undesignated stock and to divide the shares into classes, with or without voting rights. The ability of the Board of Directors to issue additional shares could impede or deter an unsolicited tender offer or takeover proposal. Shares of undesignated stock could be issued with terms, provisions and rights that would make more difficult and, therefore, less likely, a takeover of us not approved by the Board of Directors. The rights of the holders of the common stock could be adversely affected by the future issuance of undesignated stock.

Particular Provisions of Minnesota Law

     We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions may eventually operate to deny stockholders the receipt of a premium for their common stock. Section 302A.671 basically provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the stockholders in a prescribed manner. A "control share acquisition" is generally defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an "interested shareholder," unless the "business combination" is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock. We refer you to the detailed terms of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The legality of the Common Stock offered hereby will be passed upon for us by Messerli & Kramer P.A. of Minneapolis, Minnesota. As of the date of this registration statement, Messerli & Kramer P.A. owns 500 shares of our Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Bylaws and the laws of Minnesota give us the power to indemnify any director, officer, employee or agent who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, against particular liabilities and expenses incurred in connection with the action, suit or proceeding. Our Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent provided under Minnesota law. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. However, as a practical matter, equitable relief may not be available. In the opinion of the SEC, this indemnification is against public policy as expressed in


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the Securities Act. As a result, the above provisions may not limit liability of our directors, officers, employees and agents for violations of, or relieve them from the necessity of complying with, the federal securities laws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number

5.1      Opinion of Messerli & Kramer P.A. regarding legality of shares.

23.1     Consent of Messerli & Kramer P.A. (contained as part of Exhibit 5.1).

23.2     Consent of PricewaterhouseCoopers LLP.

23.3     Consent of Lurie, Besikof, Lapidus & Co., LLP.

23.4     Consent of Arthur Andersen LLP.

24.1     Power of Attorney (contained as part of the signature page).

ITEM 9.  UNDERTAKINGS.

1.       The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



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Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on July 17, 2000.


                                 VIRTUAL TECHNOLOGY CORPORATION



                                 By     /s/ Gregory A. Appelhof
                                   ---------------------------------------------
                                       Gregory A. Appelhof, President and
                                       Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory A. Appelhof and John L. Harvatine and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                TITLE



/s/ Gregory A. Appelhof                   President and Chief Executive Officer
---------------------------------         (Principal Executive Officer)
Gregory A. Appelhof

Date:    July 17, 2000



/s/ John L. Harvatine                     Chief Financial Officer (Principal
---------------------------------         Financial and Accounting Officer)
John L. Harvatine

Date:    July 17, 2000



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/s/ James D. Ross                         Chairman of the Board of Directors
---------------------------------
James D. Ross

Date: July 17, 2000



/s/ Jeffrey Maynard                       Director
---------------------------------
Jeffrey Maynard

Date: July 18, 2000



/s/ Philip Lacerte                        Director
---------------------------------
Philip Lacerte

Date: July 18, 2000



/s/ Maceo K. Sloan                        Director
---------------------------------
Maceo K. Sloan

Date: July 28, 2000